UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 28, 2008

INTERNATIONAL RECTIFIER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-7935	95-1528961
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 Kansas Street, El Segundo, California 90245

(Address of Principal Executive Offices) (Zip Code)

(310) 726-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.02.  Termination of a Material Definitive Agreement.

The Company has previously reported its $150 million five-year multi-currency revolving credit facility entered into on November 6, 2006 with a syndicate of lenders including JPMorgan Chase Bank (as Administrative Agent) (“Agent”), Bank of America, N.A, HSBC Bank USA, and Deutsche Bank AG (the “Facility”), and that by a series of amendments with the lending banks, the last one expiring on November 30, 2008, our lenders agreed that the Company would not be deemed in default with respect to certain representations, warranties, covenants and reporting requirements under the Facility and that the lenders would have no obligation to make any extensions of credit under the Facility (other than the renewal of currently outstanding letters of credit in existing amount of about $4.3 million).

Following discussions with the lenders concerning the terms and cost that would apply under current market conditions to potentially reinstate the lenders’ obligation to extend the credit under the Facility, and considering the Company’s current liquidity position, the Company terminated the commitments of the lenders to provide further obligations effective as of November 28, 2008.  In connection therewith, on November 26, 2008, the Company and the Agent entered into a letter agreement providing for the termination of the obligations of each of the parties under the Facility (except for those obligations which by their terms expressly survive termination) upon the payment by the Company of any outstanding fees under the Facility.  The payment of outstanding fees did not include any early termination fees.  The Company satisfied its obligations for the payment of fees, and the Facility was terminated November 28, 2008.  The Company continued the outstanding letters of credit outside the Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2008	INTERNATIONAL RECTIFIER CORPORATION

	By:	/s/ Timothy E. Bixler
Name: Timothy E. Bixler
Title: Vice President, General Counsel and Secretary